Exhibit 10.1

Termination Agreement

This Termination Agreement (“Termination Agreement”)is dated June 13, 2011 and is between Alternate Energy Holdings, Inc., a Nevada corporation (the “Company”), and Centurion Private Equity, LLC, a Georgia limited liability company (“Investor”).

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.   Termination of Agreements.  The Company and Investor are parties to that certain Investment Agreement dated as of November 22, 2010 (“Investment Agreement”) and that certain Registration Rights Agreement dated as of November 22, 2010 ( “RRA” and, collectively with the Investment Agreement the “Agreements”).  The parties agree that the Agreements are hereby terminated and shall be of no further force or effect.  Neither the Company nor Investor has any further obligation to the other party under the Agreements.

2.   Return of Shares.  The Investor agrees to return to the Company i One Million (1,000,000) shares of common stock of the Company that were issued to Investor pursuant to the Investment Agreement (“Returned Shares”), which represents half of the Commitment Shares (as defined in the Investment Agreement) that were issued to Investor upon execution of the Agreements, and take any other action necessary to cause the Returned Shares to be cancelled and returned to the Company and has instructed the Company’s transfer agent to cancel the Returned Shares.  It is agreed and understood that the Investor shall retain the remaining One Million (1,000,000) Commitment Shares and Forty Two Thousand Five Hundred Thirty (42,530) Fee Shares and shall have no obligation to return such shares to the Company notwithstanding the termination of the Investment Agreement.

3.   Release. Each of the parties, on behalf of itself and its affiliates, successors and assigns, hereby releases and forever discharges the other party and its respective affiliates, successors and assigns, from and against all claims, liabilities, causes of action, obligations, damages, losses, and expenses (including attorneys’ fees and costs) of any nature whatsoever, in law or in equity, absolute or contingent, matured or unmatured, known or unknown relating to or arising from the Agreements, except for the rights and obligations provided in this Termination Agreement.  The foregoing is intended to be effective as a general release of all claims, even if a party hereafter discovers facts different from or in addition to those now known, or believed to be true, and the parties further acknowledge and agree that this release shall remain in full force and effect, notwithstanding the existence of any different or additional facts. Each of the parties is aware that some under the law of some states certain rights and benefits are provided relating to general releases.  For example, the contents of Section 1542 of the California Civil Code provides:

SECTION 1542.  (GENERAL RELEASE - CLAIMS EXTINGUISHED.)  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Each of the parties expressly waives and relinquishes all rights and benefits under such laws or legal principles of similar effect in any jurisdiction with respect to the releases granted herein.

4.   Miscellaneous.  The parties agree to take or refrain from taking such further actions as are necessary or appropriate to give effect the provisions hereof.  This Termination Agreement shall be governed and construed in accordance with the laws of the State of Georgia, without giving effect to its choice of law principles. This terms and provisions of this Termination Agreement supersede and any all agreements entered into between the parties hereto.  Any dispute between the parties related to this Termination Agreement or the Agreements shall be subject to the exclusive jurisdiction of the State or Superior Court of Cobb County, Georgia.  This Termination Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties have caused this Termination Agreement to be executed effective as of the date first written above.

Alternate Energy Holdings, Inc.		Centurion Private Equity, LLC

By:	/s/ Donald L. Gillispie	By:	/s/ Eric S. Swartz
Name:	Donald L. Gillispie	Name:	Eric S. Swartz
Its:	CEO and President	Its:	Manager